UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2015

LINDSAY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-13419	47-0554096
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification
Number)

2222 North 111th Street
Omaha, Nebraska	68164
(Address of principal executive offices)	(Zip Code)

(402) 829-6800

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2015, Lindsay Corporation (the “Company”) entered into a Ninth Amendment (the “Amendment”) to the Employment Agreement (the “Agreement”) between the Company and Richard W. Parod, President and Chief Executive Officer of the Company. This Amendment extended the term of the Agreement for two additional years so that the term shall continue in effect until April 5, 2017. A copy of the Amendment is filed as Exhibit 10.1 hereto.

On January 26, 2015, Howard G. Buffett informed the Company that he will not stand for re-election as a director when his term expires at the Company’s annual meeting to be held in January 2016, citing increased demands on his time.

On January 26, 2015, following the annual meeting of stockholders, the Board of Directors elected Michael C. Nahl to serve as Chairman of the Board of Directors, succeeding Michael N. Christodolou who will continue as a director.

Item 5.07. Submission of Matters to a Vote of Security Holders.

The Company’s annual meeting of stockholders was held on January 26, 2015. As of the record date for the annual meeting, December 1, 2014, there were 12,092,217 shares of common stock entitled to vote at the meeting, of which the holders of 10,642,713 shares (88%) were represented at the meeting. The matters voted on and the voting results are as follows:

1. Election of Directors for terms ending in 2018.

	For	Withheld	Broker Non-Vote
Robert E. Brunner	9,416,756	72,467	1,153,490
Richard W. Parod	9,425,150	64,073	1,153,490
Michael D. Walter	9,327,851	161,372	1,153,490

2. Approval of Lindsay Corporation 2015 Long-Term Incentive Plan.

For –	9,190,996
Against –	282,788
Abstain –	15,439
Broker Non-Vote –	1,153,490

3. Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending August 31, 2015.

For –	10,559,521
Against –	36,332
Abstain –	6,860
Broker Non-Vote –	0

4. Non-binding vote on a resolution to approve the compensation of the Company’s named executive officers.

For –	9,157,772
Against –	312,417
Abstain –	19,034
Broker Non-Vote –	1,153,490

Item 9.01. Financial Statements and Exhibits

10.1	Ninth Amendment to Employment Agreement, dated January 26, 2015, between the Company and Richard W. Parod

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 27, 2015	LINDSAY CORPORATION

	By:	/s/ James C. Raabe
James C. Raabe, Chief Financial Officer